                                                                    EXHIBIT 6.1


UNDERWRITING AGREEMENT
between
VAN KAMPEN AMERICAN CAPITAL U.S. GOVERNMENT TRUST FOR INCOME and
VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC.


THIS AGREEMENT made this 5th day of August, 1995 by and between VAN KAMPEN AMERICAN CAPITAL U.S. GOVERNMENT TRUST FOR INCOME, a Delaware business trust, hereinafter referred to as the "Fund" and VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC., a Delaware corporation, hereinafter referred to as the "Underwriter".


WHEREAS, the Fund proposes to issue its shares in three classes; Class A, Class B and Class C, all as described in the Fund's prospectus as the time of sale;

W I T N E S S E T H:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

FIRST: The Fund hereby appoints the Underwriter as its exclusive agent for the sale of shares of the Fund to the public through investment dealers in the United States and throughout the world.

SECOND: The Fund shall not sell any of its shares except through the Underwriter and under the terms and conditions set forth in paragraph FOURTH below. Notwithstanding the provisions of the foregoing sentence, however,

(A) the Fund may issue its shares to any other investment company or personal holding company, or to the shareholders thereof, in exchange for all or a majority of the shares or assets of any such company;

(B) the Fund may issue its shares at net asset value to any shareholder of the Fund purchasing such shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders; and

(C) the Fund may issue its shares at net asset value to its Trustees.

THIRD: The Underwriter hereby accepts appointment as exclusive agent for the sale of all classes of shares of the Fund and agrees that it will use its best efforts to sell such shares; provided, however, that:

(A) the Underwriter may, and when requested by the Fund shall, suspend its efforts to effectuate sales for any or all classes of shares of the Fund or limit such sales efforts to existing shareholders of the Fund at any time when, in the opinion of the Underwriter, after consultation with the investment adviser to the Fund, or in the opinion of the Fund, sales efforts should be limited or suspended because of market or other economic considerations (including a determination by the Fund's investment adviser that it would be in the best interests of existing shareholders of the Fund to suspend sales of shares of the Fund or limit such sales to existing shareholders of the Fund) or abnormal circumstances of any kind;

(B) upon the limiting or suspension of sales efforts by the Underwriter pursuant to clause (A) above, the Fund may in its discretion suspend the sale of shares through the Underwriter or limit such sales to existing shareholders of the Fund; and

(C) the Fund may withdraw the offering of its shares (i) at any time with the consent of the Underwriter, or (ii) without such consent when so required by the provisions of any statute or of any order, rule or regulation of any governmental body having jurisdiction. It is mutually understood and agreed that the Underwriter does not undertake to sell any specific amount of shares of the Fund. The Fund shall have the right to specify minimum amounts for initial and subsequent orders for the purchase of shares.

FOURTH: The offering price of shares of the Fund (the "offering price") shall be the net asset value per share plus, in the case of Class A shares, any applicable initial sales charge. Net asset value per share shall be determined in the manner provided in the then current prospectus of the Fund. The sales charge for shares of each portfolio shall be established by the Underwriter. The Underwriter may designate a scale of reducing sales charges on the basis of the value of shares purchased or owned in accordance with Rule 22d-1 under the Investment Company Act of 1940 (the "Act"). Included in the scale of reducing sales charges may be a level at which no sales charges are added to the net asset value in computing the public offering price. The Underwriter may also designate eliminations of sales charges to particular classes of investors or transactions in accordance with Rule 22d-1, provided such eliminations are approved by the Fund and described in the prospectus. The Fund shall allow, directly to investment dealers through whom shares of the Fund are sold, such portion of the sales charge as may be payable to them and specified by the Underwriter up to, but not exceeding, the amount of the total sales charge. The difference between any portion of the sales charge so payable to investment dealers and the total sales charges included in the offering price shall be paid to the Underwriter.

The offering price of Class B and Class C shares of the Fund shall be the net asset value per share without an initial sales charge. However, the Fund agrees that the Underwriter shall impose certain contingent deferred sales charges in connection with the redemption of Class B and Class C shares of the Fund, not to exceed a specified percentage of the original purchase price of the shares as from time to time set forth in the prospectus of the Fund. The Underwriter may retain (or receive from the Fund, as the case may be) all of such contingent deferred sales charges. Net asset value per share shall be determined in the manner provided in the then current prospectus of the Fund. The Underwriter may designate eliminations of contingent deferred sales charges to particular classes of investors or transactions in accordance with Rule 22d-1 provided such eliminations are approved by the Fund and described in the prospectus. The Underwriter proposes to pay to investment dealers through whom Class B and Class C shares of the Fund are sold a dealer commission of a specified percentage of the purchase price of Class B and Class C shares purchased through them and as from time to time set forth in the prospectus of the Fund.

The Underwriter shall act as agent of the Fund in connection with the sale and repurchase of shares of the Fund. Except with respect to such sales and repurchases, the Underwriter shall act as principal in all matters relating to the promotion of the sale of shares of the Fund and shall enter into all of its own engagements, agreements and contracts as principal on its own account. The Underwriter shall enter into selling group agreements with investment dealers selected by the Underwriter, authorizing such investment dealers to offer and sell shares of the Fund to the public upon the terms and conditions set forth therein, which shall not be inconsistent with the provisions of this Agreement. Each selling group agreement shall provide that the investment dealer shall act as a principal, and not as an agent of the Fund.

FIFTH:  The Underwriter shall bear

(A) the expenses of printing from the final proof and distributing registration statements and prospectuses relating to public offerings made by the Underwriter pursuant to this Agreement and annual and semi-annual shareowner reports used as sales literature (not, however, including typesetting costs), as well as all printing and distribution costs of any other sales literature used by the Underwriter or furnished by the Underwriter to dealers in connection with such public offerings except as otherwise agreed by the Trustees;

(B) expenses of advertising in connection with such public offerings except as otherwise agreed by the Trustees; and

(C) all legal expenses in connection with the foregoing.

SIXTH: The Underwriter will accept orders for shares of the Fund only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders.

SEVENTH:

(A) The Fund and the Underwriter shall each comply with all applicable provisions of the Act, the Securities Act of 1933 (the "Securities Act") and of all other federal and state laws, rules and regulations governing the issuance and sale of shares of the Fund.

(B) The Fund agrees to indemnify the Underwriter against any and all claims, demands, liabilities and expenses which the Underwriter may incur under the Securities Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement or prospectus of the Fund, or any omission to state a material fact therein, the omission of which makes any statement contained therein misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Underwriter.

(C) The Underwriter agrees to indemnify the Fund against any and all claims, demands, liabilities and expenses which the Fund may incur arising out of or based upon any act or deed of the Underwriter or its sales representatives which has not been authorized by the Fund in its prospectus or in this Agreement. The Underwriter agrees to indemnify the Fund against any and all claims, demands, liabilities and expenses which the Fund may incur under the Securities Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement or prospectus of the Fund, or any omission to state a material fact therein if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Underwriter.

(D) The Underwriter agrees to indemnify the Fund against any and all claims, demands, liabilities and expenses which the Fund may incur under the Securities Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any prospectus of the Fund prepared for use under Rule 482 of the Securities Act, or any omission to state a material fact therein.

EIGHTH: Nothing herein contained shall require the Fund to take any action contrary to any provision of its Declaration of Trust or to any applicable statute or regulation.

NINTH: This Agreement shall become effective on the date hereof, shall have an initial term of two years from the date hereof, and shall continue in force and effect from year to year thereafter, provided, that such continuance is specifically approved at least annually (a)(i) by the Trustees of the Fund, or
(ii) by vote of a majority of the Fund's outstanding voting securities (as defined in

Section 2(a)(42) of the Act); and (b) by vote of a majority of the Fund's Trustees who are not parties to this Agreement or interested persons (as defined in Section 2(a)(19) of the Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

TENTH:

(A) This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Underwriter, on sixty days written notice to the other party.

(B) This Agreement shall automatically terminate in the event of its assignment (as defined in Section 2(a)(4) of the Act).

ELEVENTH: Any notice under this Agreement shall be in writing, addressed and delivered, or mailed, postage paid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund shall be 2800 Post Oak Boulevard, Houston, Texas 77056 and the address of the Underwriter shall be One Parkview Plaza, Oakbrook Terrace, Illinois 60181.

TWELFTH: This Agreement is executed on behalf of the Fund or the Trustees of the FUND as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund. A Certificate of Trust in respect of the Fund is on file with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS, INC.


By: /s/ DON G. POWELL
    __________________________________

Name:   Don G. Powell
      ________________________________

Its:  Chief Executive Officer
     _________________________________

VAN KAMPEN AMERICAN CAPITAL U.S. GOVERNMENT TRUST FOR INCOME

By: /s/ Nori L. Gabert
    __________________________________

Name:   Nori L. Gabert
      ________________________________

Its:    Vice President
     _________________________________